Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of NewAge, Inc. of our report dated April 1, 2019, relating to the audited consolidated balance sheets of New Age Beverages Corporation and its subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Accell Audit & Compliance, P.A.
Tampa, Florida
February 1, 2021